Exhibit 3.42(c)

CERTIFICATE OF FORMATION

OF

Westlake NG V LLC

1. The name of the limited liability company is Westlake NG V LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Westlake NG V LLC this 5th day of April, 2016.

/s/ Julia Feng
Assistant Secretary
Julia Feng